EXHIBIT 5
                              BAKER & DANIELS
                   300 North Meridian Street, Suite 2700
                       Indianapolis, Indiana  46204
                              (317) 237-0300

May 2, 2001

Shoe Carnival, Inc.
8233 Baumgart Road
Evansville, Indiana  47711

Ladies and Gentlemen:

     We have acted as counsel to Shoe Carnival, Inc., an Indiana corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), registering the offer and sale of up to 1,000,000 shares (the "Plan Shares") of the Company's common stock, $.01 par value, pursuant to the Company's 2000 Stock Option and Incentive Plan (the "Plan").

     In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based on the foregoing, we are of the opinion that the Plan Shares have been duly authorized and, when the Registration Statement shall have become effective and the Plan Shares have been issued in accordance with the Plan, the Plan Shares will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the federal law of the United States and the law of the State of Indiana.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                                 Yours very truly,

                                 /s/ Baker & Daniels

                                 BAKER & DANIELS